Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Kitov Pharmaceuticals Holdings Ltd.

We consent to the incorporation by reference in registration statements No. 333-207117, No. 333-211477 and No. 333-215037 on Form F-3 and registration statement No. 333-211478 on Form S-8 of Kitov Pharmaceuticals Holdings Ltd. of our report dated March 27, 2017, with respect to the consolidated statements of financial position of Kitov Pharmaceuticals Holdings Ltd. and its subsidiary as of December 31, 2016 and 2015, and the related consolidated statements of operations and other comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2016, which report appears in Form 6-K of Kitov Pharmaceuticals Holdings Ltd. dated March 27, 2017.

Our report dated March 27, 2017 contains an explanatory paragraph that states that there is an ongoing activity conducted by the Israel Securities Authority to investigate allegations that the Company did not disclose certain information to the public. In addition, numerous lawsuits and motions have been filed against the Company and certain of its office holders. The ultimate outcome of these matters cannot presently be determined, and no provision for any liability that may result has been made in the consolidated financial statements. Our opinion is not modified in respect of this matter.

/s/ Somekh Chaikin

Somekh Chaikin

Certified Public Accountants (Israel)

A member firm of KPMG International

Tel Aviv, Israel

March 27, 2017